Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Amendment No.1 on Form S-1 (No.333-274435) of Healthy Choice Wellness Corp. of our report dated April 8, 2022, with respect to our audit of Mother Earth’s Storehouse, Inc. financial statements as of December 31, 2021 and 2020 and for the years then ended, which appears in the Prospectus as part of this Registration Statement.

We hereby consent to the inclusion in the Amendment No.1 on Form S-1 (No.333-274435) of Healthy Choice Wellness Corp. of our report dated December 28, 2022, with respect to our audit of Green’s Natural Foods, Inc., Dean’s Natural Food Market, Inc., Dean’s Natural Food Market of Shrewsbury, Inc., Dean’s Natural Food Market of Basking Ridge, LLC, Dean’s Natural Food Market of Chester, LLC, and Dean’s Natural Holdings, LLC’s combined financial statements as of December 31, 2021, and for the year then ended, which appears in the Prospectus as part of this Registration Statement. Our report contained a qualified opinion related to the write off of certain intangible assets and the presentation of certain store locations prior to the acquisition.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

October 27, 2023